Supplement A-4

National Grid (US) Investments 4

Balance sheet
at March 31, 2003
	£m	$m
Fixed assets
Investments	5,278	8,340
	5,278	8,340

Current assets
Debtors (amounts falling due within one year)	50	79

Creditors (amounts falling due within one year)
Other creditors	(3,751)	(5,928)

Net current liabilities	(3,701)	(5,849)

Net assets	1,577	2,491

Capital and reserves
Called up share capital	-	-
Share premium account	2,062	3,258
Profit and loss account	(485)	(767)

Equity shareholders' funds	1,577	2,491

Reconciliation of equity shareholders' funds to US GAAP

Equity shareholders' funds under UK GAAP	1,577	2,491

Adjustments to conform with US GAAP
Investments in subsidiaries, at equity	(374)	(591)

Equity shareholders' funds under US GAAP	1,203	1,900

National Grid (US) Investments 4

Cash flow statement
for the year ended March 31, 2003

There were no cash flows in the year.

National Grid (US) Investments 4

Profit and loss account
for the year ended March 31, 2003

	£m	$m

Operating costs		-

Operating loss - continuing operations	-	-

Profit on sale of fixed asset investments		-

Profit before interest and tax	-	-

Net interest	(176)	(277)

Loss on ordinary activities before taxation - continuing operations	(176)	(277)

Taxation	53	83

Loss on ordinary activities after taxation	(123)	(194)

Interim ordinary dividend paid		-

Retained loss	(123)	(194)

Reconciliation of net loss to US GAAP

Loss on ordinary activities after taxation under UK GAAP	(123)	(194)

Adjustments to conform with US GAAP
Equity in income of companies		385

Net profit/(loss) under US GAAP	(123)	191

National Grid (US) Investments 4

Profit and loss reserve
for the year ended March 31, 2003

	£m		$m

At April 1, 2002	34		54

Exchange adjustments	(396)		(627)

Retained loss for the year	(123)		(194)

At March 31, 2003	(485)		(767)

Reconciliation of profit and loss reserve to accumulated losses under US GAAP

Profit and loss reserve under UK GAAP at March 31, 2003	(485)		(767)

Adjustments to conform with US GAAP
Equity in income of companies	168		266

Accumulated losses under US GAAP at March 31, 2003	(317)	*	(501)	*

* Includes cumulative other comprehensive losses of £(501)m ($(791)m)

The profit and loss reserve is prepared under UK GAAP. The amounts presented above are by way of a convenience translation of UK sterling and/or US dollar figures, based on the exchange rate at March 31, 2003 of $1.58 =£1.